Exhibit 5.1

February 18, 2020

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Ladies and Gentlemen:

I am the Corporate Secretary of Johnson & Johnson, a New Jersey corporation (the “Company”), and I am a member of the Bar of the State of New York, and I am licensed in New Jersey to provide legal advice to the Company pursuant to a Limited License granted in accordance with Rule 1:27-2 of the Supreme Court of the State of New Jersey. The following opinion is limited to the federal laws of the United States and the laws of the State of New York and the State of New Jersey (solely to the extent consistent with the limited license granted to me in accordance with Rule 1:27-2 of the Supreme Court of the State of New Jersey).

I am familiar with the registration statement on Form S-3 (the “Registration Statement”) being filed on or about the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed registration of debt securities of the Company. The terms used herein have the meaning assigned to them in the Registration Statement.

I have reviewed the Company’s Restated Certificate of Incorporation and By-laws, as amended, and such other corporate records and documents of the Company, including, without limitation, the indenture referred to in the Registration Statement and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed. I have also assumed that the indenture has been duly authorized, executed and delivered by the trustee and that any debt securities that may be issued will be authenticated by duly authorized officers of the trustee. Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the following opinion:

(a)	The Company is a corporation organized and existing under the laws of the State of New Jersey.

(b)

The Company has full power and authority under the laws of the State of New Jersey and under its Restated Certificate of Incorporation (a) to incur the obligations of the debt securities referred to in the Registration Statement in accordance with and subject to the respective terms of the indenture pursuant to which such securities will be issued and (b) to execute and deliver the indenture.

I hereby consent to the use of my name under the caption “Legal Matters” in the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Matthew Orlando
Name:	Matthew Orlando
Title:	Corporate Secretary